Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GATX Corporation 2012 Incentive Award Plan of our reports dated February 24, 2012 with respect to the consolidated financial statements and schedule of GATX Corporation and subsidiaries and the effectiveness of internal control over financial reporting of GATX Corporation and subsidiaries included in its Annual Report (Form 10-K, as amended by Amendment No. 1 on Form 10-K/A) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, IL

June 19, 2012